PG&E Corporation 8-K

Exhibit 99.1

PG&E Corporation’s 2025 Earnings Guidance

	2025
EPS guidance	Low	High
Estimated EPS on a GAAP basis	$1.26	$1.32
Estimated non-core items:(1)
Amortization of Wildfire Fund contribution(2)	0.11	0.11
Bankruptcy and legal costs(3)	0.02	0.01
Investigation remedies(4)	0.04	0.04
Prior period net regulatory impact(5)	(0.01)	(0.01)
SB 901 securitization(6)	0.02	0.02
Wildfire-related costs, net of recoveries(7)	0.04	0.04
Estimated EPS on a non-GAAP core earnings basis	$1.48	$1.52

All amounts presented in the table above and footnotes below are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98% for 2025, except for certain costs that are not tax deductible. Amounts may not sum due to rounding.

(1)	“Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods. See Non-GAAP Financial Measures below. All adjustments related to such non-core items in the table above are presented on a diluted per-share basis.

(2)	“Amortization of Wildfire Fund contribution” represents the amortization of the Wildfire Fund asset, as well as accretion of the related Wildfire Fund liability. For more information, see Note 2 of the Notes to the Condensed Consolidated Financial Statements in the Form 10-Q.

	2025
(in millions)	Low guidance range	High guidance range
Amortization of Wildfire Fund contribution	$340	$340
Amortization of Wildfire Fund contribution	$340	$340
Tax impacts	(95)	(95)
Amortization of Wildfire Fund contribution (post-tax)	$245	$245

(3)	“Bankruptcy and legal costs” consists of costs to resolve proof of claims filed in PG&E Corporation’s and the Utility’s Chapter 11 filing.

	2025
(in millions)	Low guidance range	High guidance range
Legal and other costs	$65	$20
Bankruptcy and legal costs	$65	$20
Tax impacts	(18)	(6)
Bankruptcy and legal costs (post-tax)	$47	$14

(4)	“Investigation remedies” includes the settlement agreement resolving the Safety and Enforcement Division’s investigation into the 2020 Zogg fire, the Wildfires OII decision different, and costs related to the Paradise restoration and rebuild.

	2025
(in millions)	Low guidance range	High guidance range
2020 Zogg fire settlement	$60	$60
Wildfires OII disallowance and system enhancements	30	30
Paradise restoration and rebuild	5	5
Investigation remedies	$95	$95
Tax impacts	(7)	(7)
Investigation remedies (post-tax)	$88	$88

(5)	“Prior period net regulatory impact” represents the recovery of capital expenditures from 2011 through 2014 above amounts adopted in the 2011 GT&S rate case.

	2025
(in millions)	Low guidance range	High guidance range
2011-2014 GT&S capital audit	$(20)	$(20)
Prior period net regulatory impact	$(20)	$(20)
Tax impacts	6	6
Prior period net regulatory impact (post-tax)	$(14)	$(14)

(6)	“SB 901 securitization” includes the establishment of the SB 901 securitization regulatory asset and the SB 901 regulatory liability associated with revenue credits funded by net operating loss monetization. Also included are additional contributions to the Customer Credit Trust as a result of the decision voted out on July 24, 2025.

	2025
(in millions)	Low guidance range	High guidance range
SB 901 securitization charge	$35	$35
Customer Credit Trust contributions	$25	$25
SB 901 securitization	$60	$60
Tax impacts	(17)	(17)
SB 901 securitization (post-tax)	$43	$43

(7)	“Wildfire-related costs, net of recoveries” includes costs to resolve third-party claims, net of recoveries, for the 2019 Kincade fire and 2021 Dixie fire, inclusive of outside counsel fees.

	2025
(in millions)	Low guidance range	High guidance range
2019 Kincade fire	107	107
2021 Dixie fire	18	18
Wildfire-related costs, net of recoveries	$125	$125
Tax impacts	(35)	(35)
Wildfire-related costs, net of recoveries (post-tax)	$90	$90

Undefined, capitalized terms have the meanings set forth in PG&E Corporation’s and the Utility’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Non-GAAP Financial Measures

Non-GAAP Core Earnings and Non-GAAP Core EPS

“Non-GAAP core earnings” and “Non-GAAP core EPS,” also referred to as “non-GAAP core earnings per share,” are non-GAAP financial measures. Non-GAAP core earnings is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed above. Non-GAAP core EPS is calculated as non-GAAP core earnings divided by common shares outstanding on a diluted basis.

PG&E Corporation discloses historical financial results and provides guidance based on “non-GAAP core earnings” and “non-GAAP core EPS” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items. PG&E Corporation and the Utility use non-GAAP core earnings and non-GAAP core EPS to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation and the Utility believe that non-GAAP core earnings and non-GAAP core EPS provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.

Non-GAAP core earnings and non-GAAP core EPS are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.